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                     August 21, 2023

       David S. Schulz
       Chief Financial Officer
       WESCO International, Inc.
       225 West Station Square Drive
       Suite 700
       Pittsburgh, PA 15219

                                                        Re: WESCO
International, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-14989

       Dear David S. Schulz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services